Exhibit 99.1
n e w s   r e l e a s e
QLT INC. ANNOUNCES INITIAL STEPS IN STRATEGIC RESTRUCTURING

For Immediate Release	January 16, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced that following a months-long business and portfolio review, the Board of Directors has decided to implement several new initiatives designed to enhance shareholder value.
These initiatives include:

■	The sale of QLT USA, Inc. whose primary assets include the Eligard® product line for prostate cancer, Aczone™, a dermatology product for the treatment of acne vulgaris, and the Atrigel® drug delivery system, either in a single transaction or series of transactions;

■	The sale of the land and building associated with and surrounding the Company’s corporate headquarters in Vancouver; and

■	The reduction in headcount of 115 employees with planned future reductions as assets are divested.
As part of its ongoing business and portfolio review, the Board of Directors announced on November 28, 2007 that it had formed a Special Committee for the purpose of exploring alternative ways to maximize shareholder value, including transactions involving the sale of all or part of the assets of the Company. The Board of Directors later announced on December 11, 2007 that it had hired Goldman, Sachs & Co. to assist with this evaluation. The Board of Directors, Special Committee and Goldman, Sachs & Co. have reviewed a variety of alternatives in pursuing these initiatives.
The Company intends to retain adequate proceeds from these asset sales in order to repay the outstanding convertible debt in September 2008. In addition, the Company will evaluate options for the optimal use of the balance of cash proceeds from the asset sales and will provide updates on these options at the appropriate time.
“Following a comprehensive review of available options, the QLT board has concluded that seeking offers for the sale of QLT USA as a whole or of its assets is a key initial step in executing our strategy,” said Boyd Clarke, QLT’s Chairman. “We look forward to working with our advisors and interested parties to maximize stockholder value,” he added.

QLT plans to focus its ongoing business primarily on its Visudyne® franchise and its clinical development programs related to its punctal plug delivery technology and its photodynamic therapy dermatology technology. The Company expects to achieve the following milestones in these three areas as follows:
1)	Visudyne: Completion of enrollment in the RADICAL combination study with six-month results expected in Q4 2008.
2)	Drug in Punctal Plugs for Glaucoma: IND filing for the punctal plug with drug technology and initiation of a Phase I/II clinical trial in glaucoma patients in H1, with results on plug retention and drug elution expected by year end 2008.
3)	Photodynamic therapy with Lemuteporfin (QLT00748): Human proof-of-concept studies for the treatment of moderate to severe acne expected to be completed in 2008.
The Company expects to gain further insight into the strategic value of these assets as clinical milestones are met. The Board of Directors will continue to evaluate strategic options regarding these assets as they progress through their clinical development.
“I look forward to increasing our operational efficiency and driving our business forward with a clear focus on these three key programs,” commented Bob Butchofsky, President and Chief Executive Officer. “We are focused on achieving these important clinical milestones and are excited about their potential to create significant shareholder value.”
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our plans to divest certain core and non-core assets described in the press release; our intention to retain adequate proceeds of asset sales to repay our outstanding convertible debt; our future business plans and strategy focusing on our Visudyne franchise and the clinical programs relating to Visudyne, our punctal plug drug delivery technology and our photodynamic therapy dermatology technology; and our expectations we will achieve certain milestones in these clinical studies in 2008. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the Company’s ability to successfully complete the sale of one or more of the assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; fluctuations in the real estate market; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne, our punctal plug technology and our photodynamic therapy dermatology technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.